Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information please contact:
AHPC Holdings, Inc.
Alan E. Zeffer, President & Chief Executive Officer
Ph: 630.407.0242
Fax: 630.407.0238

AHPC HOLDINGS ANNOUNCES COMPLETION OF PRIVATE PLACEMENT AND RENEWAL OF CREDIT FACILITY.

Glendale Heights, IL, October 3, 2005 - AHPC Holdings, Inc. (Nasdaq SmallCap: GLOV) a leading distributor and supplier of disposable gloves and other products to the foodservice, healthcare, retail and industrial markets, announced today that it has successfully completed a private placement of $1.2 million in Secured Notes and has renewed its line of credit. The Secured Notes bear interest at a rate of 7% per annum with a maturity date of two years after the date of the issuance. The Secured Notes will have attached warrants entitling the holders to purchase shares of AHPC common stock with an exercise term of five years from closing and a price ranging from $3.50 to $4.50 per share. Also, the Company renewed its line of credit with Greenfield Commercial Credit, LLC. The amount available under the line of credit was increased from $3 million to $5 million with a term of one year with an automatic one-year renewal option.

The Company intends to use the funds for general working capital purposes, to increase its sales and marketing efforts, and to enable it to expand its product offerings.

AHPC Holdings, Inc., headquartered in Glendale Heights, is a top marketer of disposable medical examination, foodservice and retail gloves. The Company’s wholly owned subsidiary, American Health Products Corporation, is a leading supplier of branded and private label disposable gloves to the healthcare, foodservice, retail and industrial markets nationwide.

This Press Release contains forward-looking statements, which involve numerous risks and uncertainties, including, but not limited to, the risk that the transaction contemplated in the Letter of Intent, the Company's ability to maintain current sales levels at current margins and ability to maintain in place the Company's current line of credit or replace it with an alternate substitute. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the Company's filings with the Securities and Exchange Commission.

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